Exhibit 10.2

APPENDIX A

Long-Term Incentive Plan

Performance and Award Opportunities – Three-Year Performance Period Beginning January 1, 2022

The table below provides the Award opportunities as a percentage of base salary at December 31, 2021:

Tier	Annual Target Award Opportunity (% of Base Salary)
CEO	30%
I	20%

Tier I includes the following executive officers: Chief Financial Officer; Chief Operating Officer; Chief Revenue Officer; and Senior Trust Officer.

Two-thirds of an Award will be a Performance Award, and one-third of the Award will be a Time Award. The Time Award will vest ratably over a three-year period, beginning on the first anniversary of the grant date. A participant must be an employee in good standing on each vesting date to receive shares under a Time Award.

2022 Performance Goals for Performance Awards

The Performance Period will be deemed to have commenced on January 1, 2022 and will end on December 31, 2024. The targeted performance goals will be earnings per share and tangible book value per share. The threshold level for vesting purposes will be 50% of the target amount. The maximum level will be 150% of those target levels. Threshold performance for at least one of these performance metrics must be met for an award to vest. The targeted performance goals for this Performance Period will be specified in each award agreement. If the threshold levels are met, then 50% of the Performance Award will vest; if the target levels are met, then 100% of the Performance Award will vest; and if the maximum levels are met, then 150% of the Performance Award will vest. Actual vesting amounts will be pro-rated between threshold and target levels and target and maximum levels. The vesting date for these Performance Awards will be the earlier of the date on which the Compensation Committee confirms the Corporation’s financial performance for the performance period or March 15, 2025, provided that (i) the participant is an employee of the Corporation in good standing on such date, (ii) the Corporation’s earnings per share for the one-year period ending December 31, 2024 meet or exceed the threshold level for that performance metric, and (iii) the Corporation’s tangible book value per share meets or exceeds the threshold level for that performance metric.